Exhibit 10.5

GILEAD SCIENCES, INC.
GLOBAL STOCK OPTION AGREEMENT
RECITALS
A.    This Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee.
B.    All capitalized terms used but not otherwise defined in this Agreement shall have the meaning assigned to them in the attached Appendix.
NOW, THEREFORE, the Company hereby grants an option to Optionee upon the following terms and conditions:
1.Grant of Option. The Company hereby grants to Optionee an option to purchase shares of Common Stock under the Plan. The Grant Date, the Option Shares, the Exercise Price, the Vesting Schedule and the Expiration Date are indicated on attached Schedule I to this Agreement. The option is a non-statutory option under the U.S. federal income tax laws. The remaining terms and conditions governing this option shall be as set forth in this Agreement.

2.Option Term. The term of this option shall commence on the Grant Date and continue to be in effect until the close of business on the last business day prior to the Expiration Date specified in attached Schedule I, unless sooner terminated in accordance with Paragraph 5 or 6 below.

3.Transferability. This option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee.

4.Dates of Exercise. This option shall vest and become exercisable for the Option Shares in a series of installments in accordance with the Vesting Schedule set forth in attached Schedule I. As the option vests and becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the last business day prior to the Expiration Date or any sooner termination of the option term under Paragraph 5 or 6 below.

5.Cessation of Service. The option term specified in Paragraph 2 above shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a)Except as otherwise expressly provided in subparagraphs (b) through (f) of this Paragraph 5, should Optionee cease to remain in Continuous Service for any reason while this option is outstanding, then Optionee shall have until the close of business on the last business day prior to the expiration of the earlier of (i) the expiration of the three (3)-month period measured from the date of such cessation of Continuous Service, or (ii) the Expiration Date, during which to exercise this option for any or all of the Option Shares for which this option is vested and exercisable at the time of Optionee’s cessation of Continuous Service. Upon the expiration of such limited exercise period, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.

(b)In the event Optionee ceases Continuous Service by reason of his or her death while this option is outstanding, then this option may be exercised, for any or all of the Option Shares for which this option is vested and exercisable at the time of Optionee’s cessation of Continuous Service, by (i) the personal representative of Optionee’s estate or (ii) the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance following Optionee’s death. Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the close of business on the last business day prior to the earlier of (A) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (B) the Expiration Date. Upon the expiration of such limited exercise period, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.

(c)Should Optionee cease Continuous Service by reason of Permanent Disability while this option is outstanding, then Optionee shall have until the close of business on the last business day prior to the earlier of (i) expiration of the twelve (12)-month period measured from the date of such cessation of Continuous Service, or (ii) the Expiration Date, during which to exercise this option for any or all of the Option Shares for which this option is vested and exercisable at the time of such cessation of Continuous Service. Upon the expiration of such limited exercise period, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.

(d)Should Optionee (i) cease Continuous Service at least twelve (12) months following the Grant Date and (ii) (x) after attaining age 55 and completing at least ten (10) years of Continuous Service or (y) after attaining age 65, then Optionee shall (1) continue to vest in any unvested options granted hereunder in accordance with the Vesting Schedule set forth on Schedule I as if such Optionee had remained in Continuous Service; and (2) have until the close of business on the last business day prior to the earlier of: (A) expiration of the five (5) year period measured from the date of such cessation of Continuous Service, or (B) the Expiration Date, during which to exercise this option for any or all of the Option Shares for which this option is vested and exercisable at the time of such cessation of Continuous Service or becomes vested and exercisable following such cessation of Continuous Service in accordance with this subparagraph (d). If Optionee, as of December 31, 2018, (I) was in Salary Grade 35 or above, (II) had completed at least three (3) years of Continuous Service, and (III) the sum of Optionee’s attained age and completed years of Continuous Service equals or exceeds seventy (70) years, he or she shall be deemed to satisfy the requirements of subparagraph (d)(ii). Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Optionee’s jurisdiction that would likely result in the favorable treatment applicable to the option pursuant to this subparagraph (d) being deemed unlawful and/or discriminatory, then the Company will not apply this favorable treatment at the time of Optionee’s cessation of Continuous Service, and the option will be treated as set forth in the other subparagraphs of this Paragraph 5, as applicable.

(e)The applicable period of post-service exercisability in effect pursuant to the foregoing provisions of this Paragraph 5 shall automatically be extended by an additional period of time equal in duration to any interval within such post-service exercise period during which the exercise of this option or the immediate sale of the Option Shares acquired under this option cannot be effected in compliance with applicable federal, state and foreign securities laws, but in no event shall such an extension result in the continuation of this option beyond the close of business on the last business day prior to the Expiration Date.

(f)Notwithstanding any other provision hereof, should Optionee’s Continuous Service be terminated for Cause (or for a reason that is comparable to termination for Cause under employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any), or should Optionee engage in any other conduct, while in Continuous Service or following cessation of Continuous Service, that is materially detrimental to the business or affairs of the Company (or any Related Entity), as determined in the sole discretion of the Administrator, then this option, whether or not vested and exercisable at the time, shall terminate immediately and cease to be outstanding.

(g)During the limited period of post-service exercisability provided under this Paragraph 5, this option may not be exercised in the aggregate for more than the number of Option Shares for which this option is at the time vested and exercisable. Except as set forth in Section 5(d) or to the extent (if any) specifically authorized by the Administrator pursuant to an express written agreement with Optionee, this option shall not vest or become exercisable for any additional Option Shares, whether pursuant to the normal Vesting Schedule set forth in attached Schedule I or the special vesting acceleration provisions of Paragraph 6 below, following Optionee’s cessation of Continuous Service. Upon the expiration of such limited exercise period or (if earlier) upon the close of business on the last business day prior to the Expiration Date, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.

6.Special Acceleration of Option

(a)This option, to the extent outstanding at the time of an actual Change in Control but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Change in Control, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock. However, this option shall not become exercisable on such an accelerated basis if and to the extent: (i) this option is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction, (ii) this option is to be replaced with an economically-equivalent substitute equity award or (iii) this option is to be replaced with a cash retention program of the successor corporation which preserves the spread existing at the time of the Change in Control on any Option Shares for which this option is not otherwise at that time vested and exercisable (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for the subsequent vesting and concurrent payout of that spread in accordance with the same Vesting Schedule for those Option Shares as set forth in attached Schedule I. Notwithstanding the foregoing, no such cash retention program shall be established for this option (or any other option granted to Optionee under the Plan) to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder.

(b) Immediately following the consummation of the Change in Control, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

(c)If this option is assumed in connection with a Change in Control or otherwise continued in effect, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to this option would have been converted in consummation of such Change in Control had those shares actually been outstanding at the time. Appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of this option but subject to the Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(d)If this option is assumed or otherwise continued in effect in connection with a Change in Control or replaced with an economically-equivalent equity award or a cash retention program in accordance with Paragraph 6(a) above, then:

(i)the option (or such economically equivalent award) shall vest and become immediately exercisable for all of the Option Shares or other securities at the time subject to the option (or such award) and may, within the applicable exercise period under Paragraph 5, be exercised for any or all of those Option Shares or other securities as fully vested shares or securities, or

(ii)the balance credited to Optionee under any cash retention program established in accordance with Paragraph 6(a) shall immediately be paid to Optionee in a lump sum, subject to the Company’s collection of all applicable Withholding Taxes; if, within the period beginning with the execution date of the definitive agreement for the Change in Control transaction and ending with the earlier of (i) the termination of that definitive agreement without the consummation of such Change in Control or (ii) the expiration of the Applicable Acceleration Period following the consummation of such Change in Control, Optionee’s Continuous Service terminates due to an involuntary termination (other than for death or Permanent Disability) without Cause (or without a reason that is comparable to termination for Cause under employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any) or a voluntary termination by Optionee due to Constructive Termination.

(e)This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable and proportional adjustments shall be made by the Administrator to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price. The adjustments shall be made in such manner as the Administrator deems appropriate in order to reflect such change and thereby prevent the dilution or enlargement of benefits hereunder, and those adjustments shall be final, binding and conclusive upon Optionee and any other person or persons having an interest in the option. In the event of any Change in Control transaction, the adjustment provisions of Paragraph 6(c) above shall be controlling.

8.Stockholder Rights. The holder of this option shall not have any stockholder rights including voting, dividend or liquidation rights, with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

9.Manner of Exercising Option.

(a)In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i)Execute and deliver to the Company a Notice of Exercise as to the Option Shares for which the option is exercised or comply with such other procedures as the Company may establish for notifying the Company, either directly or through an on-line internet transaction with a brokerage firm authorized by the Company to effect such option exercises, of the exercise of this option for one or more Option Shares.

(ii)Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A)cash or check made payable to the Company; or

(B)through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a brokerage firm

(reasonably satisfactory to the Company for purposes of administering such procedure in accordance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of all or a sufficient portion of the purchased shares so that such brokerage firm can remit to the Company, on the settlement date, sufficient funds out of the resulting sale proceeds to cover the aggregate Exercise Price payable for all the purchased shares plus all applicable Withholding Taxes and (ii) to the Company to deliver the purchased shares directly to such brokerage firm on such settlement date.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise (or other notification procedure) delivered to the Company in connection with the option exercise.
(iii)Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.
(iv)Make appropriate arrangements with the Company (or the Employer) for the satisfaction of all applicable Withholding Taxes.

(b)As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this option) the purchased Option Shares, subject to appropriate restrictions, if any.

(c)In no event may this option be exercised for any fractional shares.

10.Responsibility for Taxes.

(a)Optionee acknowledges that, regardless of any action the Company and/or the Employer take with respect to any or all Withholding Taxes, the ultimate liability for all Withholding Taxes is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the option, including the grant, vesting or exercise of the options, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends; and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the option to reduce or eliminate Optionee’s liability for Withholding Taxes or achieve any particular tax result. Further, if Optionee is subject to Withholding Taxes in more than one jurisdiction, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction.

(b)Prior to the relevant taxable event, Optionee agrees to make arrangements satisfactory to the Company and/or the Employer to satisfy all Withholding Taxes. In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following:

(i)withholding from any wages or other cash compensation paid to Optionee by the Company and/or the Employer; or

(ii)withholding from the proceeds of the sale of shares of Common Stock acquired upon exercise of the option. Depending on the withholding method, the Company may withhold or account for Withholding Taxes by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. Optionee shall pay to the Company and/or the Employer any amount of Withholding Taxes that the Company and/or the Employer may be required to withhold as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver any purchased Option Shares or the proceeds of the sale of shares if Optionee fails to comply with Optionee’s obligations in connection with the Withholding Taxes.

11.Compliance with Laws and Regulations.

(a)The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all Applicable Laws relating thereto, as determined by counsel for the Company.

(b)The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its reasonable best efforts to obtain all such approvals.

12.Insider Trading Restrictions/Market Abuse Laws.  Optionee may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and Optionee’s country or his or her broker’s country, if different, which may affect Optionee’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., options) or rights linked to the value of shares of Common Stock during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Optionee placed before he or she possessed inside information. Furthermore, Optionee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Optionee acknowledges that it is Optionee’s responsibility to comply with any applicable restrictions and Optionee should speak with his or her personal legal advisor on this matter.

13.Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6 above, the provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and Optionee, Optionee’s assigns, the legal representatives, heirs and legatees of Optionee’s estate.

14.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the most current address then indicated for Optionee on the Company’s employee records or shall be delivered electronically to Optionee through the Company’s electronic mail system or through an on-line brokerage firm authorized by the Company to effect option exercises through the internet. All notices shall be deemed effective upon personal delivery or delivery through the Company’s electronic mail system or upon deposit in the U.S. or local country mail, postage prepaid and properly addressed to the party to be notified.

15.Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

16.Governing Law and Venue.

(a)The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to Delaware’s conflict-of-laws rules.

(b)For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this option and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the Northern District of California, and no other courts where the grant of this option is made and/or to be performed.

17.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.Waiver. Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee or other Optionees.

19.Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan. In no event shall the option be exercisable with respect to any of the excess Option Shares unless and until such stockholder approval is obtained.

20.Leaves of Absence. The following provisions shall govern leaves of absence, except to the extent the application of such provisions to Optionee would contravene employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any.

(a)For purposes of this Agreement, Optionee’s Continuous Service shall not be deemed to cease during any period for which Optionee is on a military leave, sick leave or other personal leave approved by the Company. However, Optionee shall not receive any Continuous Service credit, for purposes of vesting in this option and the Option Shares pursuant to the Vesting Schedule set forth in attached Schedule I, for any period of such leave of absence, except to the extent otherwise required by employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any or pursuant to the following policy:

-    Optionee shall receive Continuous Service credit for such vesting purposes for (i) the first three (3) months of an approved personal leave of absence or (ii) the first seven (7) months of any bona fide leave of absence (other than an approved personal leave), but in no event beyond the expiration date of such leave of absence.
(b)In no event shall Optionee be deemed to remain in Continuous Service at any time after the earlier of (i) the expiration date of his or her leave of absence, unless Optionee returns to active Continuous Service on or before that date, or (ii) the date Optionee’s Continuous Service actually terminates by reason of his or her voluntary or involuntary termination or by reason of his or her death or Permanent Disability.

21.Acknowledgment of Nature of Plan and Option. In accepting the option, Optionee acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)all decisions with respect to future options, if any, will be at the sole discretion of the Company;

(d)the option grant and Optionee’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Related Entity and shall not interfere with the ability of the Company, the Employer or any Related Entity, as applicable, to terminate Optionee’s employment or service relationship (if any);

(e)Optionee’s participation in the Plan is voluntary;

(f)the option and the Option Shares, and the income and value of same, are not intended to replace any pension rights or compensation;

(g)the option and the Option Shares, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar payments;

(h)the future value of the Option Shares is unknown, indeterminable and cannot be predicted with any certainty;

(i)if the Option Shares do not increase in value, the option will have no value;

(j)if Optionee exercises his or her option and obtains the Option Shares, the value of those Option Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;

(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the option resulting from termination of Optionee’s Continuous Service by the Employer or the Company (or any Related Entity) (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any), and in consideration of the Award, Optionee irrevocably agrees not to institute any claim against the Company, the Employer or any Related Entity, waives his or her ability, if any, to bring any such claim and releases the Company, the Employer and any Related Entity from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l)unless otherwise agreed with the Company in writing, the option and the Option Shares, and the income and value of same, are not granted as consideration for, or in connection with, any service Optionee may provide as a director of the Company or a Related Entity;

(m)unless otherwise provided in the Plan or by the Company in its discretion, the option and the benefits evidenced by this Agreement do not create any entitlement to have the option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Option Shares; and

(n)the following provisions apply only if Optionee is providing services outside the United States:

(i)    the option and the Option Shares, and the income and value of same, are not part of normal or expected compensation or salary for any purpose;

(ii)    Optionee acknowledges and agrees that neither the Company, the Employer nor any Related Entity shall be liable for any foreign exchange rate fluctuation between Optionee’s local currency and the United States Dollar that may affect the value of the option or of any amounts due to Optionee pursuant to the exercise of the option or the subsequent sale of any Option Shares acquired upon exercise.

22.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan or Optionee’s acquisition or sale of the Option Shares. Optionee should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

23.Data Privacy.

(a)Data Privacy Consent. By electing to participate in the Plan via the Company’s online acceptance procedure, Optionee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.

(b)Declaration of Consent. Optionee understands that he or she needs to review the following information about the processing of his or her personal data by or on behalf of the Company, the Employer and/or any Related Entity as described in the Agreement and any other Plan materials (the “Personal Data”) and declare his or her consent. As regards the processing of Optionee’s Personal Data in connection with the Plan and this Agreement, Optionee understands that the Company is the controller of his or her Personal Data.

(c)Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about Optionee for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. Optionee understands that this Personal Data may include, without limitation, his or her name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in Optionee’s favor. The legal basis for the processing of Optionee’s Personal Data, where required, will be his or her consent.

(d)Stock Plan Administration Service Providers. Optionee understands that the Company transfers his or her Personal Data, or parts thereof, to E*TRADE Financial Services, Inc. (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Optionee’s Personal Data with such different service provider that serves the Company in a similar manner. Optionee understands and acknowledges that the Company’s service provider will open an account for him or her to receive and trade shares of Common Stock acquired under the Plan and that he or she will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Optionee’s ability to participate in the Plan.

(e)International Data Transfers. Optionee understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*TRADE Financial Services, Inc., are based in the United States. Optionee understands and acknowledges that his or her country may have enacted data privacy laws that are different from the laws of the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies solely if and to the extent that companies self-certify and remain self-certified under the EU/U.S. Privacy Shield program. The Company does not currently participate in the EU/U.S. Privacy Shield Program. The Company’s legal basis for the transfer of Optionee’s Personal Data is his or her consent.

(f)Data Retention. Optionee understands that the Company will use his or her Personal Data only as long as is necessary to implement, administer and manage his or her participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, Optionee understands and acknowledges that the Company’s legal basis for the processing of his or her Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Optionee’s Personal Data for any of the above purposes, Optionee understands the Company will remove it from its systems.

(g)Voluntariness and Consequences of Denial/Withdrawal of Consent. Optionee understands that his or her participation in the Plan and his or her consent is purely voluntary. Optionee may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If Optionee denies or later withdraws his or her consent, the Company can no longer offer Optionee participation in the Plan or offer other equity awards to Optionee or administer or maintain such awards and Optionee would no longer be able to participate in the Plan. Optionee further understands that denial or withdrawal of his or her consent would not affect his or her status or salary as an employee or his or her career and that Optionee would merely forfeit the opportunities associated with the Plan.

(h)Data Subject Rights. Optionee understands that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where Optionee is based and subject to the conditions set out in the applicable law, Optionee may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about him or her and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about him or her that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of his or her objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of his or her Personal Data in certain situations where Optionee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Optionee’s Personal Data that he or she has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or his or her employment and is carried out by automated means. In case of concerns, Optionee understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, Optionee’s rights, Optionee understands that he or she should contact his or her local human resources representative.

24.Plan Prospectus. The official prospectus for the Plan is available on the Company’s intranet at: GNet > Employee Resources > Stock Awards > Plan Documents. Optionee may also obtain a printed copy of the prospectus by contacting Stock Plan Services at stockplanservices@gilead.com.

25.Language. By electing to accept this Agreement, Optionee acknowledges that he or she is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Optionee to understand the terms and conditions of this Agreement. Further, if Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

26.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the electronic acceptance procedure established and maintained by the Company or a third party designated by the Company.

27.Optionee Acceptance. Optionee must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall this option be exercised in the absence of such acceptance. An exercise of any portion of the shares subject to this Option shall be deemed to be an acceptance by Optionee of the terms and conditions of this Agreement.

28.Foreign Account / Assets Reporting. Depending upon the country to which laws Optionee is subject, Optionee may have certain foreign asset and/or account reporting requirements that may affect Optionee’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside Optionee’s country. Optionee’s country may require that he or she report such accounts, assets or transactions to the applicable authorities in Optionee’s country. Optionee is responsible for knowledge of and compliance with any such regulations and should speak with his or her own personal tax, legal and financial advisors regarding same.

29.Addendum. Notwithstanding any provision herein, Optionee’s participation in the Plan shall be subject to any additional terms and conditions as set forth in the Addendum for Optionee’s country of residence, if any. Moreover, if Optionee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary for legal or administrative reasons. The Addendum constitutes part of this Agreement.

30.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GILEAD SCIENCES, INC.

/s/ Jyoti Mehra
By:	Jyoti Mehra
Title:	EVP, Human Resources

By electronically accepting the option, Optionee agrees that this option is granted under and governed by the terms and conditions of the Plan and the Agreement, including the terms and conditions set forth in any Addendum to the Agreement for Optionee’s country. Optionee has reviewed the Plan and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Agreement and fully understands all provisions of the Plan and Agreement.

APPENDIX
The following definitions shall be in effect under the Agreement:
A.Addendum shall mean the addendum to this Agreement setting forth special terms and conditions for Optionee’s country.

B.Administrator shall mean the Compensation Committee of the Board (or a subcommittee thereof) acting in its capacity as administrator of the Plan.

C.Agreement shall mean this Global Stock Option Agreement.

D.Applicable Acceleration Period shall have the meaning assigned to such term in Section 2(b) of the Plan and shall be determined on the basis of Optionee’s status on the Change in Control date.

E.Applicable Laws shall mean the legal requirements related to the Plan and the option under applicable provisions of the federal securities laws, state corporate and securities laws, the Code, the rules of any applicable Stock Exchange on which the Common Stock is listed for trading, and the rules of any non-U.S. jurisdiction applicable to options granted to residents therein.

F.Board shall mean the Company’s Board of Directors.

G.Cause shall have the meaning given to the term “Cause” in any effective employment agreement between the Optionee and the Company or a Related Entity, or if none the meaning set forth below. For purposes of Paragraph 5 of the Agreement, Cause mean the termination of Optionee’s Continuous Service as a result of Optionee’s (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Entity policy, or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. However, for purposes of Paragraph 6(d) of the Agreement, Cause shall mean the termination of Optionee’s Continuous Service as a result of Optionee’s (a) conviction of, a guilty plea with respect to, or a plea of nolo contendere to, a charge that Optionee has committed a felony under the laws of the United States or of any State or a crime involving moral turpitude, including (without limitation) fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment to Optionee at the expense of the Company or a Related Entity; (b) material breach of any agreement entered into between Optionee and the Company or a Related Entity that impairs the Company’s or the Related Entity’s interest therein; (c) willful misconduct, significant failure to perform his or her duties or gross neglect of his or her duties; or (d) engagement in any activity that constitutes a material conflict of interest with the Company or a Related Entity.

H.Change in Control shall mean a change in ownership or control of the Company effected through the consummation of any of the following transactions

(i)a sale, transfer or other disposition of all or substantially all of the Company’s assets;

(ii)the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders or an acquisition, consolidation or other reorganization to which the Company is a party; or

(iii)a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) above who were still in office at the time the Board approved such election or nomination.

In no event, however, shall a Change in Control be deemed to occur upon a merger, consolidation or other reorganization effected primarily to change the State of the Company’s incorporation or to create a holding company structure pursuant to which the Company becomes a wholly-owned subsidiary of an entity whose outstanding voting securities immediately after its formation are beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to the formation of such entity.
I.Code shall mean the U.S. Internal Revenue Code of 1986, as amended.

J.Common Stock shall mean shares of the Company’s common stock.

K.Company shall mean Gilead Sciences, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Gilead Sciences, Inc. which shall by appropriate action adopt the Plan.

L.Constructive Termination shall have the meaning assigned to such term in Section 11(d) of the Plan.

M.Consultant shall mean any person, including an advisor, who is compensated by the Company or any Related Entity for services performed as a non-employee consultant; provided, however, that the term “Consultant” shall not include non-employee Directors serving in their capacity as Board members. The term “Consultant” shall include a member of the board of directors of a Related Entity.

N.Continuous Service shall mean the performance of services for the Company or a Related Entity (whether now existing or subsequently established) by a person in the capacity of an Employee, Director or Consultant. For purposes of this Agreement, Optionee shall be deemed to cease Continuous Service immediately upon the occurrence of either of the following events: (i) Optionee no longer performs services in any of the foregoing capacities for the Company or any Related Entity or (ii) the entity for which Optionee is performing such services ceases to remain a Related Entity of the Company, even though Optionee may subsequently continue to perform services for that entity. Subject to the foregoing, the Administrator shall have the exclusive discretion to determine when Optionee ceases Continuous Service for purposes of the option.

O.Director shall mean a member of the Board.

P.Employee shall mean an individual who is in the employ of the Company (or any Related Entity), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

Q.Employer shall mean the Company or the Related Entity employing or retaining Optionee.

R.Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

S.Exercise Price shall mean the exercise price payable per Option Share as specified in attached Schedule I.

T.Expiration Date shall mean the date specified on attached Schedule I for measuring the maximum term for which the option may remain outstanding.

U.Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock (or the closing bid, if no sales were reported) on that date, as quoted on the Stock Exchange that is at the time serving as the primary trading market for the Common Stock; provided, however, that if there is no reported closing price or closing bid for that date, then the closing price or closing bid, as applicable, for the last trading date on which such closing price or closing bid was quoted shall be determinative of such Fair Market Value. The applicable quoted price shall be as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

V.Grant Date shall mean the date on which the option is granted, as specified on attached Schedule I.

W.1934 Act shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

X.Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Y.Notice of Exercise shall mean the notice of option exercise in the form authorized by the Company.

Z.Option Shares shall mean the number of shares of Common Stock subject to the option as specified in attached Schedule I.

AA.Optionee shall mean the person identified in attached Schedule I to whom the option is granted pursuant to the Agreement.

BB.    Parent shall mean a “parent corporation,” whether now existing or hereafter established, as defined in Section 424(e) of the Code.

CC.    Permanent Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or to be of continuous duration of twelve (12) months or more. The Administrator shall have the exclusive discretion to determine when Permanent Disability has occurred for purposes of this Agreement.

DD.    Plan shall mean the Company’s 2004 Equity Incentive Plan, as amended from time to time.

EE.     Related Entity shall mean (i) any Parent or Subsidiary of the Company and (ii) any corporation in an unbroken chain of corporations beginning with the Company and ending with the corporation in the chain for which Optionee provides services as an Employee, Director or Consultant, provided each corporation in such chain owns securities representing at least twenty percent (20%) of the total outstanding voting power of the outstanding securities of another corporation or entity in such chain and there is a legitimate non-tax business purpose for making this option grant to Optionee.

FF.    Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

GG.    Subsidiary shall mean a “subsidiary corporation,” whether now existing or hereafter established, as defined in Section 424(f) of the Code.

HH.    Vesting Schedule shall mean the schedule set forth in attached Schedule I, pursuant to which the option is to vest and become exercisable for the Option Shares in a series of installments over Optionee’s period of Continuous Service.

II.    Withholding Taxes shall mean any and all income tax (including U.S. federal, state, and local tax and/or foreign income taxes) and the employee portion of the federal, state, local and/or foreign employment taxes (including social insurance, payroll tax, payment on account or other tax-related items) required or permitted to be withheld by the Company and/or the Employer in connection with any taxable event attributable to the option or Optionee’s participation in the Plan.

SCHEDULE I
OPTION GRANT SPECIFICS

Name of Optionee:
Grant Date:
Total Number of Option Shares:
Exercise Price:
Vesting Schedule:

Shares	Full Vest Date	Expiration Date

B- 1